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                                                                    EXHIBIT 10.4


                                 NASDAQ/OPTIMARK
                                    AGREEMENT

       THIS AGREEMENT (the "Agreement"), effective as of this 1st day of September, 1998 (the "Effective Date"), is entered into by and between (i) The Nasdaq Stock Market, Inc. ("Nasdaq"), a wholly-owned subsidiary of the National Association of Securities Dealers, Inc. ("NASD"), a national securities association registered with the United States Securities and Exchange Commission (the "SEC") under Section 15A of the Securities Exchange Act of 1934 (the "Exchange Act") and (ii) OptiMark Technologies, Inc. ("OptiMark"), a Delaware corporation (Nasdaq and OptiMark are collectively referred to herein as the "Parties"). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in Section 25 of this Agreement.

       WHEREAS, OptiMark is planning to develop and implement a system based on its proprietary technology to permit a trading service for Nasdaq;

       WHEREAS, Nasdaq plans to develop and implement a trading facility that enables Members and others sponsored by Members to obtain access to the OptiMark Matching Module and permit the transmission and processing of certain Profiles, executions, and trade reports of such executions in accordance with applicable NASD rules;

       WHEREAS, simultaneously with the execution of this Agreement, the Parties are executing the Warrant Agreement (the "Warrant Agreement") attached hereto as Exhibit A;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intend to be legally bound and hereby agree as follows:



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SECTION 1.  PROJECT SCOPE - OVERVIEW

       1.1. NASDAQ APPLICATION. The Parties agree to offer, as a facility of the "Nasdaq Stock Market" as that term is defined in NASD Rule 4200(a), a securities trading application based on the OptiMark Technology to be known as the "Nasdaq Application." The "Nasdaq Application" for the purposes of this Agreement shall mean an electronic trading system for Nasdaq Securities that permits: (i) the entry and transmission of certain Profiles through networks operated by or for the Nasdaq Family and/or the OptiMark Family to the OptiMark Matching Module; (ii) participation of such Profiles in a Call; and (iii) the execution, trade reporting, comparison, clearance, and settlement of the resulting transactions in the Nasdaq Stock Market. The Parties recognize that the Complex through which the Nasdaq Application will be made available will consist of: (a) the portion (including interfaces to (b), below) owned or operated by the Nasdaq Family which may include a portion of the Nasdaq Technology; and (b) the portion (including interfaces to (a), below) owned or operated by the OptiMark Family (including the OptiMark Matching Module as defined below in this Section 1.1) which may include a portion of the OptiMark Technology; The "OptiMark Matching Module" shall mean the OptiMark portion of the Nasdaq Application that receives Profiles in Nasdaq Securities and conducts periodic Calls. OptiMark hereby agrees to co-locate the OptiMark Matching Module in the Nasdaq Data Center. The "Nasdaq Technology" shall mean existing and future portions of a Complex owned by or operated for the Nasdaq Family which it uses as the base for a customized Complex for use by the Nasdaq Application or which it uses to support the Nasdaq Application and other applications, products, or services. The "OptiMark Technology" shall mean existing and future portions of a Complex owned by or operated for the OptiMark Family which it uses as the base for a customized Complex for use by the Nasdaq Application or which it uses to support the Nasdaq Application and other applications, products, or services.

       1.2. PURPOSE OF THE AGREEMENT. The Parties shall work as set forth in this Agreement to develop and implement the Nasdaq Application. The Parties agree that such development and implementation requires efforts on the part of both Parties. This Agreement contains a framework for the allocation of the responsibilities and schedules for developing and operating the Nasdaq Application.

       1.3. OPTIMARK'S RESPONSIBILITIES. OptiMark shall make available, as provided in the Specifications, the OptiMark Matching Module. In addition, OptiMark shall perform the following: (a) the development and installation work for a Terminal Program that is adapted for installation with the Nasdaq Workstation Presentation Device software with messages transmittable through the EWN or VPN; (b) the development and installation work for software that permits effective interfaces between the OptiMark Matching Module and the Nasdaq portion of the Nasdaq Application related to trade reporting, comparison, and clearance and settlement processes; (c) make available OptiMark provided network(s); and
(d) such other tasks as assigned to it in the Specifications or as agreed to by the Parties to develop and implement the Nasdaq


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Application, including any development and installation tasks necessary to receive information from the Terminal Program installed in the EWN environment. OptiMark agrees that except for its work on the current version of the Pacific Exchange, Inc. (the "PCX Application"), OptiMark will give its top priority to the Nasdaq Application and that no other OptiMark application or version will become operational until after the Operational Commencement Date; provided, however, that if commencement of the Nasdaq Application is delayed more than four (4) calendar months past the Critical Milestone Operational Commencement Date stipulated by the Parties as of the Effective Date, OptiMark may proceed with its work to make such other OptiMark applications or versions operational, while continuing to use commercially reasonable efforts to continue performance under this Agreement.

       1.4. NASDAQ'S RESPONSIBILITIES. Nasdaq shall make available, as provided in the Specifications, one or more separate types of networks through which Profiles may be transmitted from the Nasdaq Workstation II environment (the "Nasdaq Workstation"): (i) the Enterprise Wide Network (the "EWN") and (ii) potentially, Virtual Private Network(s) used or to be developed by Nasdaq (the "VPN") for the subscribers of the Nasdaq Workstation that use the Nasdaq Workstation Presentation Devices. Nasdaq also shall provide the facilities management necessary to operate the Nasdaq Application as provided in the Specifications. In addition, Nasdaq shall perform the following development and installation work: (a) develop a means to permit installation of the OptiMark developed Terminal Program (that is adapted for installation with the Nasdaq Workstation Presentation Device software) on applicable Nasdaq Workstation Presentation Devices; (b) develop an ability for messages transmitted from the OptiMark developed Terminal Program (that is adapted for installation with the Nasdaq Workstation Presentation Device software ) to flow through the Nasdaq provided networks; (c) develop an interface with the OptiMark portion of the Nasdaq Application to permit transmission of the results of a Call to Nasdaq's trade reporting, comparison, and clearance and settlement systems; and (d) such other tasks as assigned to it in the Specifications or as agreed to by the Parties to develop and implement the Nasdaq Application.

       1.5 ALLOCATION OF RESPONSIBILITIES. The Parties are uncertain as of the Effective Date whether a VPN, institutional servers, or distribution servers will be necessary to implement this Agreement. In the event that such VPN, institutional servers, or distribution servers prove necessary, the Parties are agreed that the development, procurement, and installation of the VPN shall be the responsibility of Nasdaq and the development, procurement, and installation of the institutional servers, or distribution servers shall be responsibility of OptiMark.

       1.6. SCOPE OF THE AGREEMENT. The Parties recognize that certain national securities exchanges may trade Nasdaq Securities pursuant to the Unlisted Trading Privileges ("UTP") Plan for Nasdaq Securities. Nothing in this Agreement is intended to preclude OptiMark from offering its technology, directly or indirectly, to any such exchange for the trading of Nasdaq Securities; provided, however, that no network,


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network device, central computer processor or any other portion of the Nasdaq
Application shall be used to trade Nasdaq Securities on such exchange without express written agreement by Nasdaq. Where an OptiMark provided network or Terminal Program does not use any of the Nasdaq Technology to trade Nasdaq Securities, the above consent is not required for use of the network or Terminal Program. Further, with respect to any such UTP application, the Parties agree that, while this Agreement is in effect, unless a Person entering a Profile specifically designates that the Profile is to be processed through the UTP application, the Profile shall be processed through the Nasdaq Application and reported as a Nasdaq trade for credit to Nasdaq for tape revenue purposes. Anything herein to the contrary notwithstanding, OptiMark may develop a Terminal Program at its own expense to enable End-Users to use the Nasdaq Workstation to enter Profiles in securities listed on a national securities exchange, subject to (a) further agreement between the Parties and (b) an appropriate service charge arrangement as agreed to by the Parties.

       1.7. TWO STAGES. The Parties agree that the Nasdaq Application shall be developed and implemented in at least two stages. During the initial stage of their efforts (the "First Stage"), the Parties shall develop and implement, among other things, capabilities to allow End-Users to send Profiles from the Nasdaq Workstation through the EWN and the VPN. During the First Stage, the Parties shall develop and implement capabilities to permit the participation of the national best bid and offer Quotes ("BBO") in Calls. During the subsequent stage of their efforts (the "Second Stage"), which shall be completed within a reasonable time period after completion of the First Stage, the Parties may create automated mechanisms for participation of other portions of the Nasdaq Quote Montage in Calls. However, the Parties agree that if the Nasdaq Family determines to adopt a trade-through rule for the Nasdaq Stock Market, it may require the Parties to accelerate the Second Stage development activities to overlap and interact with the First Stage work. The Parties agree to identify the need for any such efforts as soon as possible, during the Specifications Phase if possible, and modify the Specifications (including the Critical Milestone Dates set forth in Schedule II) accordingly.

       1.8. FOUR PHASES. The Parties expect to complete the First Stage over the course of the following four Phases, which may overlap and interact: (i) the Specifications Phase; (ii) the Development Phase, (iii) the Installation and Acceptance Phase and (iv) the Operational Phase. The Parties agree that the Second Stage may follow the same or similar Phases.



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SECTION 2.  SPECIFICATIONS PHASE

       2.1. SPECIFICATIONS. During the Specifications Phase, the Parties shall develop detailed operational and functional specifications (the "Specifications") for the Nasdaq Application that expands on the specifications agreed to on the Effective Date and reflected in the Schedules. As used in this Agreement, the term "Specifications" shall incorporate time schedules, equipment requirements and other Schedules referenced in this Agreement. The Specifications shall allocate the development and implementation responsibilities of each Party as set forth in sections 1.3, 1.4, and 1.5 and shall describe, but not be limited to, the following:

       (a) functional specifications (including network specifications for using TCP/IP to transmit messages through the EWN and VPN);

       (b) the procedures by which workstations, servers and/or communications capabilities provided directly or indirectly by the OptiMark Family may be used by End-Users who are Members or who have made appropriate arrangements with Members (as described below) to submit Profiles for participation in a Call;

       (c) the procedures by which the Nasdaq Workstation may be used by End-Users who are Members or who have made appropriate arrangements with Members (as described below) to submit Profiles for participation in a Call;

       (d) the requirements for the EWN and the VPN that will allow End-Users to submit Profiles from the Nasdaq Workstation for participation in a Call;

       (e) the procedures for Designated Brokers to establish and update trading authority limits;

       (f) the procedures for conducting post-trade operations (including online comparison, trade reporting, and clearance and settlement communications interfaces);

       (g) the requisite personnel and Complex to be delivered or made available to each Party by the other Party in connection with the development and implementation of the Nasdaq Application;

       (h)    the required configurations for each component;

       (i) the procedures and personnel needed for the coordination of Nasdaq and OptiMark help desks and their respective responsibilities including those for detecting problems and resolving issues;

       (j)    the disaster recovery capabilities and installations;



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       (k)    the site locations and requirements, including the procedures related to the co-location of the OptiMark Matching Module in the Nasdaq Data Center;

       (l)    trading capacity and issues related thereto;

       (m) length of up-time and systems availability and requirements relating thereto;

       (o) response times for the processing environment and the OptiMark Matching Module, including the requirement that, with respect to Calls, the OptiMark Matching Module shall complete the vast majority of all Calls within 4 seconds and shall truncate any Call not completed within 4 seconds;

       (p)    the hours of operation of the Nasdaq Application;

       (q) interim and final acceptance test criteria, specifications, and procedures for the Nasdaq Application (including, but not limited to the following tests: integration, quality control, Year 2000, user acceptance, stress, and operational recovery), as well as the requirements for on-site personnel of the other Party needed during the testing;

       (r) interaction between different components of the four Phases and their sequencing, including the appropriate interval for each of the Phases following completion of the initial Specifications Phase;

       (s) any development efforts that the Parties agree to accelerate from the Second Stage;

       (t)    security procedures;

       (u)    archival and backup capabilities;

       (v) a timetable for the performance of each task (or completion of each deliverable) to be performed by a party;

       (w)    feeds and interface specifications with regulatory systems;

       (x) functional specifications for integrating the BBO to permit the generation of Profiles based on eligible Quotes and subsequent participation of such system-generated Profiles in a Call;

       (y) the procedures for incorporating the BBO (the best bids and offers of market participants) from Quotes collected, furnished, or supplied, directly or



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       indirectly by Nasdaq, upon the terms and conditions reasonably established by the Parties;

       (z) the procedures whereby OptiMark adjusts any potential match from a Call involving any portions of the BBO, which Quote has been canceled or executed during the Call; and

       (aa) OptiMark will obtain appropriate software and development equipment for developing and testing its system. Nasdaq will provide appropriate facilities and personnel to support OptiMark's development, QA, and production systems, 7 by 24, as needed and agreed to by both Parties.

       2.2. MILESTONE DATES. When Schedule I and II are finalized, they shall be as if attached and incorporated into this Agreement. Schedule II shall include a list of certain Milestone Dates labeled as "critical" for successful and timely implementation of the Nasdaq Application (the "Critical Milestone Dates"). Anything herein to the contrary notwithstanding, the Critical Milestone Dates may only be altered by written agreement of officers of the Parties. The Parties recognize that all deliverables and schedules related to such deliverables, including the Milestone Dates but not including the Critical Milestone Dates, are based on certain assumptions about the basic functionalities of each other's system and that each deliverable and schedule related to the deliverable are contingent on the terms and conditions preceding the event, as specified in Specifications. The Parties recognize that if regulatory approvals are not obtained by the Critical Milestone Date, the Parties will have to agree to change all subsequent schedules related to such deliverables, including Milestone Dates and the Critical Milestone Dates. With respect to the First Stage, the Parties shall complete the "Final Specifications" by the Critical Milestone Date. The Parties agree that within five (5) Business Days of the Effective Date, each Party shall provide to the other Party the names of its staff that shall be responsible for drafting the Specifications and that such individuals shall conduct their first meeting to commence the drafting process no later than ten (10) Business Days after the Effective Date. Thereafter, the drafters shall meet (by telephone, video-conference, in person, or otherwise) at least weekly, until the Specifications are completed. If operational or functional Specifications must be modified after the Final Specifications are drafted, the Parties agree to follow the procedures in Section 2.3 below.



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       2.3.   MODIFICATIONS.

              2.3.1. Prior to the Operational Commencement Date, a Party may request a modification to the Final Specifications, which request shall be presented to the other Party in writing. Any such request shall indicate whether the modification, in the reasonable and good faith judgment of the requesting Party, would result in an extension of, or other change to, the Installation Schedule and/or the Milestone Dates schedule or result in an increase in the cost of development or operation of the Nasdaq Application. If a Party believes that the request for modification (other than the modification contemplated under Section 1.7 of this Agreement) is not commercially practicable based on the determination that it will not recover its allocated costs for the requested modification, plus a reasonable return on such costs, in a reasonable time frame, such impracticability will be raised as a Dispute under the ADR and Arbitration Provisions of the Agreement. The modification will be deemed effective upon the written agreement of the other Party to such written request or the decision of the arbitrator, and the Schedules attached hereto, to the extent applicable, shall be deemed amended from the date thereof.

              2.3.2. The Parties expect that after the Nasdaq Application becomes operational, ongoing modifications and enhancements to the Nasdaq Application may be necessary throughout the term of this Agreement. Such requests shall be handled under Section 10.5.2 of this Agreement.

       2.4.   EXTENSION OF MILESTONE DATES.

              2.4.1. The Parties acknowledge that although they may agree, from time to time, to modify schedules and other important Milestone Dates, due to the limits on each other's resources and the need to come to market, neither Party has wide-ranging flexibility to extend a Critical Milestone Date as may be requested by the other Party. Anything herein to the contrary notwithstanding, in the event of any delay in meeting a Critical Milestone Date, other than an event of Force Majeure discussed below in Subsection 2.4.2, a Party shall be excused from meeting the Critical Milestone Date and shall not be subject to any Event of Default or Event of Termination on the account of any such delay, if the Party shall (i) promptly notify and keep the other Party informed of the work in progress to complete the task at hand and (ii) pay to the other Party a liquidated damages amount (which the Parties agree represents their good faith attempt to estimate an amount of the increased costs or damage to the other Party caused by the delays but which appears to be an amount incapable of precise calculation) of $5,000.00 (Five Thousand Dollars) for each Business Day past the 30-Day cure period for the Critical Milestone Date. Each Critical Milestone Date shall be appropriately extended, Day-for-Day, in the event that the liquidated damages are paid hereunder, provided however, that anytime after the earlier of the Critical QC Delivery Date or a total of 90 Days after the Critical Milestone Date, the non-breaching Party may terminate this Agreement.



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              2.4.2. Each Party shall be excused from delays in performing under this Agreement, and the schedules and Milestone Dates (including the Critical Milestone Dates) shall be appropriately extended, Day-for-Day, to the extent that such delays result from an event of Force Majeure and while the effect of such event is continuing, unless and until the Agreement is terminated in accordance with Section 18 of this Agreement.

SECTION 3.  DEVELOPMENT PHASE

       3.1. DEVELOPMENT TASKS. During the Development Phase, the Parties shall commence development of the Nasdaq Application in accordance with the Specifications. In furtherance thereof, the Parties shall, during the Development Phase, take the following actions:

       (a) OptiMark shall develop and internally test, at its own expense, the OptiMark Matching Module to match Profiles in Nasdaq Securities, as provided in the Specifications. In addition, OptiMark shall develop and internally test, at its own expense, such other tasks as described in this Agreement, assigned to it in the Specifications, or as agreed to by the Parties, including the development of the appropriate Terminal Program for the Nasdaq Workstation. The OptiMark Matching Module and all other components and functions of the Nasdaq Application developed by or operated for OptiMark hereunder shall satisfy the Specifications in all material respects.

       (b) Nasdaq shall develop and internally test, at its own expense, the capability of messages from the Nasdaq Workstation to flow through the EWN and the VPN for delivery to and from the OptiMark Matching Module, as provided in the Specifications. In addition, Nasdaq shall develop and internally test, at its own expense, such other tasks as described in this Agreement, assigned to it in the Specifications, or as agreed to by the Parties. The components and functions of the Nasdaq Application developed by or operated for Nasdaq that affect the ability to effect and process a transaction resulting from a Call, shall satisfy the Specifications in all material respects.

SECTION 4.  INSTALLATION AND ACCEPTANCE PHASE

       4.1. INSTALLATION SCHEDULE. During the Installation and Acceptance Phase, the installation of the Nasdaq Application shall be phased in according to the schedule (the "Installation Schedule") in the Specifications. The Installation Schedule shall reflect the timing for the installation and connection of various components of the Nasdaq Application (including the OptiMark Matching Module and the installation of Terminal Programs at End-User sites). The Parties shall use commercially reasonable efforts to minimize deviations from the Installation Schedule by assigning the necessary resources to the project activities.

       4.2. DELIVERY. The Parties shall exert commercially reasonable efforts to deliver each component of the Nasdaq Application (including the OptiMark Matching



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Module) on the estimated delivery date applicable to such component as set forth in the Specifications (the "Delivery"). The entire Nasdaq Application shall be delivered as of the date for Delivery of the final component of the Nasdaq Application as provided in the Specifications.

       4.3.   ACCEPTANCE TESTS

       (a) Each Party shall cooperate with the other Party to perform its own interim integration, stress, and other acceptance tests for the Nasdaq Application to ensure operability and compliance with the Specifications. Acceptance tests by Nasdaq shall include certain quality control and stress tests conducted after the completion of the Installation Schedule that are customary and routine to the Nasdaq Stock Market and may include End-User testing (the "Nasdaq QC Tests"). Upon successful completion of the Nasdaq QC Tests, Nasdaq shall execute and deliver to OptiMark a Certificate of Acceptance, indicating its acceptance of the Nasdaq Application. Anything herein to the contrary notwithstanding, the Parties agree that final responsibility for declaring the Nasdaq Application ready for operation remains with Nasdaq.

       (b) Interim acceptance tests may be performed by either Party, which shall indicate the relevant stage, component or configuration which is being accepted. Preliminary acceptance or necessary modification thereto shall be agreed to by the Parties within the specified time period as provided in the Specifications. Anything herein to the contrary notwithstanding, the Parties agree that a Party's testing or acceptance of any interim stage, component or configuration shall not be deemed to be acceptance of that stage, component or configuration during any subsequent interim test or the Nasdaq QC Test, nor act as a waiver or estoppel to perform other tests, or the Nasdaq QC Tests on any stage, component or configuration of the final Nasdaq Application.

       (c) If the Nasdaq Application fails to meet any applicable Nasdaq QC Test and if such failure did not result from (i) material failure of the Nasdaq portion of the Nasdaq Application to meet relevant parts of the Specifications or (ii) Nasdaq controlled conditions which were foreseeable to Nasdaq but undisclosed to OptiMark such that it was not commercially reasonable for OptiMark to react to such, Nasdaq shall promptly notify OptiMark in writing of such failure and OptiMark shall correct, modify or improve its work, as the case may be, to meet the criteria set forth in the applicable Nasdaq QC Test within a reasonable time frame necessary to meet the Critical Milestone Operational Commencement Date. Nasdaq shall thereafter reinitiate and complete one or more additional rounds of Nasdaq QC Tests until such time as when OptiMark either passes the Nasdaq QC Tests or the Critical Milestone Date passes, in which case Nasdaq may thereafter terminate this Agreement. In the event that the failure to pass the Nasdaq QC Test by the Critical Milestone Date is a result of (i) or
(ii) of this sub-section, then OptiMark may thereafter terminate this Agreement.

       4.4. NOTIFICATION OF DELAY OR FAILURE. In order to anticipate and reduce the effect of delays or failures, the Parties agree to notify each other as soon as there is any


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reason to believe that any Delivery will be delayed and/or that the Nasdaq
Application will fail to meet the Specifications.

SECTION 5.  OPERATIONAL PHASE

       5.1.   COMMENCEMENT.

              5.1.1. The Parties agree that the Operational Commencement Date is subject to regulatory approval and successful completion of all development, installation and testing requirements as agreed to in the Specifications. The Parties recognize that the Operational Commencement Date may not be met despite the Parties' commercially reasonable efforts to do so. However, the Parties also recognize that Year 2000 issues may require Nasdaq, OptiMark, government regulators and/or End Users to refuse to allow the introduction of new computerized facilities into the Nasdaq Stock Market at a currently unspecified date in the latter half of 1999 ("Year 2000 Lockdown"). Accordingly, because a Year 2000 Lockdown may prevent the introduction of the Nasdaq Application until an unspecified time in 2000, the Parties agree to make Best Efforts to avoid delays in an Operational Commencement Date that could overlap with any Year 2000 Lockdown on new trading facilities. The Parties agree that subject to Sections 18.2(c) and 18.2(d), they must meet the Critical Milestone Operational Commencement Date, as such date was agreed to on the Effective Date or changed thereafter.

              5.1.2. The Operational Phase shall commence on the date (the "Operational Commencement Date") on which (i) all Regulatory Approval has been obtained and (ii) Nasdaq shall have delivered to OptiMark an executed Certificate of Acceptance. On the Operational Commencement Date, Nasdaq End-Users shall have access to, and may commence trading through, the Nasdaq Application.

              5.1.3. During the Operational Phase, the Nasdaq Application shall be available for End-Users to purchase and sell Nasdaq Securities. During the Operational Phase, each Party shall operate and maintain its respective portion of the Nasdaq Application so that it continues to meet the Specifications and all other provisions of this Agreement, including the provisions relating to the staffing, training and the Parties' respective help desks. Each Party shall (i) ensure proper machine configuration, program installation, audit controls, including archival material and operating methods, including any backup tapes,
(ii) work to establish adequate backup plans to ensure proper functioning of the Nasdaq Application in the event of any failure of the primary system located in the Nasdaq Data Center, and (iii) implement sufficient procedures to satisfy its requirements for security and accuracy of input and output as well as restart and recovery in the event of malfunction; (iv) correct in a timely manner errors or malfunctions of the Nasdaq Application, (v) implement in a timely manner modifications, revisions, enhancements or upgrades to the Nasdaq Application as agreed to by the Parties and (vi) ensure compatibility of the Specifications with any changes in law, subject to Section 10.5.2 below.



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       5.2.   OPERATIONAL PROBLEMS. Each Party shall inform the other of any known defects in its portion of the Nasdaq Application, including, in the case of OptiMark, any known defects in the OptiMark Matching Module which might materially interfere with the operation or use of the Nasdaq Application. OptiMark shall promptly make commercially reasonable efforts to correct coding errors, bugs and/or other operational problems (and supply Nasdaq with replacement documentation and media therefor) of, or resulting from, the OptiMark Matching Module or any other component of its portion of the Nasdaq Application, including those brought to the attention of OptiMark by Nasdaq, and Nasdaq shall promptly make commercially reasonable efforts to correct coding errors, bugs and/or other operational problems (and supply OptiMark with replacement documentation and media therefor) of, or resulting from its portion of the Nasdaq Application, including those brought to the attention of Nasdaq by OptiMark.

       5.3 VIRUSES, TIME BOMBS, TRAP DOORS. Each Party shall promptly notify the other of any defects in relevant security mechanisms of which it has actual knowledge, such as Time Bombs, Viruses, Trap Doors, or similar devices. The Parties shall use Best Efforts to disable and/or correct any such defects, such as Time Bombs, Viruses, Trap Doors, or similar devices.

       5.4. MARKET OR SYSTEM EMERGENCIES. Nasdaq, in its sole discretion, may intervene and take any action with respect to its portion of the Nasdaq Application that Nasdaq deems reasonably necessary, if there shall be or shall be threatened, in either case in Nasdaq's sole judgment, a market or operational emergency -- including, without limitation, any event or circumstance under which the OptiMark Matching Module, or the Nasdaq Application as a whole, threatens or is expected to threaten, the effective and orderly operation of the Nasdaq Stock Market or otherwise poses a threat to its systems. Subject to Nasdaq's statutory obligations, court action, and any SEC action (or action of other body with regulatory or oversight jurisdiction over any part of the Nasdaq Family), such action by Nasdaq may include temporarily disconnecting the Nasdaq Application until Nasdaq determines, in its sole discretion, that such market or operational emergency (or threat thereof) no longer exists. Nasdaq shall make reasonable efforts under the circumstances confronting Nasdaq at the time of the market or system emergency to notify OptiMark prior to taking any action under this Section or promptly thereafter. Nothing in this Agreement is intended to preclude the OptiMark Family from continuing to operate other applications in a market other than the Nasdaq Stock Market. Nasdaq shall provide OptiMark with material information relating to its policies and procedures for identifying and handling market or operational emergencies, which information may be modified by Nasdaq from time to time to reflect its current practice. Nothing in such information prohibits Nasdaq from taking other or additional steps not identified therein if Nasdaq, or the Nasdaq Family, determine that such other steps are necessary and consistent with its authority under SEC and NASD Rules.



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SECTION 6.  SECOND STAGE DEVELOPMENTS

       6.1. SPECIFICATIONS. The Parties agree that a Second Stage of the Nasdaq Application shall be developed to permit an automated mechanism for the participation of portions of the Nasdaq Quote Montage (such as a Nasdaq limit order file) in Calls. The Specifications shall allocate the development and implementation responsibilities of each Party and describe, but not be limited to, the following:

       (a) functional specifications for integrating the portions of the Nasdaq Quote Montage to permit the generation of Profiles based on eligible Quotes and subsequent participation of such system-generated Profiles in a Call;

       (b) the procedures for incorporating the portions of the Nasdaq Quote Montage from Quotes furnished by market makers and ECNs upon the terms and conditions reasonably established by the Parties; and

       (c) the procedures whereby OptiMark adjusts any potential match from a Call involving any portions of the Nasdaq Quote Montage, which Quote has been canceled or executed during the Call;

       6.2. ACCESS TO OTHER SYSTEMS. The Parties agree that notwithstanding obligations hereunder, as a part of a self-regulatory organization, Nasdaq has legal and regulatory obligations mandated by statute regarding access to services and facilities provided by other software developers and/or Members. Accordingly, Nasdaq shall handle any such requests for access in a manner described in the Nasdaq Letter.

SECTION 7.  STEERING COMMITTEE

       7.1. PROJECT COORDINATORS; STEERING COMMITTEE. No later than five Business Days after the Effective Date, (i) each Party shall appoint a project coordinator (the "Project Coordinator") that will be the primary contact between the Parties hereto and who will have the authority to bind the Parties and (ii) the Parties shall jointly establish a steering committee (the "Steering Committee") to supervise the performance of the Parties pursuant to this Agreement and to address legal, technical, operational, and regulatory issues that arise out of the operation of the Nasdaq Application. The Steering Committee shall initially be comprised of two members from the Nasdaq Family and two members from OptiMark. Each Party may re-designate its respective appointees for the Project Coordinator and the Steering Committee as deemed appropriate in its sole discretion.

       7.2. MEETINGS. The Steering Committee shall meet, either in person or by or a conference call, every two weeks until the end of the Development Phase and at least quarterly thereafter to discuss the development, implementation and operation of, and regulatory and other issues arising in connection with the OptiMark Matching Module or



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the Nasdaq Application, as appropriate, (including their Specifications, development, installation and acceptance, or operations). The Steering Committee shall appoint one or more members to prepare an advanced agenda for each meeting and shall record the minutes and action items for each meeting (in the absence of such designation, OptiMark shall be responsible).

       7.3. PROGRESS REPORT. After each meeting or conference call, the appointed Steering Committee member(s) shall (and any other member may) prepare a report (a "Progress Report") specifying in detail:

       (a) any critical problem encountered, discovered, or continuing during the preceding two week period or quarter, as the case may be, including, without limitation, the failure of either Party in performing, any delay of either Party in performing or the inadequate performance of either Party which may prevent or tend to prevent completion of any task by the Milestone Dates set forth on
Schedule II;

       (b) the estimated length of any project delay which may result from any critical problem; and

       (c) the specific steps taken or proposed to be taken by either or both Parties, as appropriate, to remedy such critical problem.

SECTION 8.  STAFFING AND TRAINING.

       8.1. MUTUAL OBLIGATION TO PROVIDE INFORMATION. Each Party shall make available to the other Party such information and personnel knowledgeable in its operations as specified in the Specifications or agreed to by the Parties to facilitate timely completion of a Party's obligations. The Parties shall staff the project in accordance with the Specifications or as otherwise agreed to hereafter.

       8.2. TRAINING. (a) OptiMark shall provide all reasonable instruction and training to enable Nasdaq (i) to understand the operations and functioning of the OptiMark Matching Module and other OptiMark developed aspects of the Nasdaq Application, (ii) to effectively work with OptiMark to develop the Specifications during the Specifications Phase, (iii) to effectively develop the portion of the Nasdaq Application for which Nasdaq is responsible, (iv) to perform integration, stress and other tests on the Nasdaq Application, (v) to ensure operability and compliance with the Specifications, (vi) to effectively operate and maintain its portion of the Nasdaq Application, and (vii) to effectively react to emergency situations.

       (b) Nasdaq shall provide all reasonable instruction and training to enable OptiMark (i) to understand the operations and functioning of Nasdaq's Workstations and End-User requirements and other Nasdaq developed aspects of the Nasdaq Application that are necessary for OptiMark to perform its obligations under this Agreement, (ii) to effectively work with Nasdaq to develop the Specifications during the Specification



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Phase, (iii) to effectively develop the components of the Nasdaq Application for which OptiMark is responsible, (iv) to perform integration, stress and other tests on the Nasdaq Application, (v) to ensure operability and compliance with the Specifications, (vi) to effectively operate and maintain its portion of the Nasdaq Application and (vii) to effectively react to emergency situations.

       8.3. POLICIES. Each Party, while on the premises of the other Party, shall obey, and instruct their employees, agents and contractors to obey all security, access, safety and other designated policies, including drug and sexual harassment policies and policies of landlords for the protection of the other Party's facilities and employees and shall reassign any Person whom the other Party objects to having on its premises for a bona fide business reason and shall replace such Person unless such reassignment would violate applicable law.

SECTION 9.  FACILITIES

       9.1. FACILITIES MANAGEMENT - DATA CENTER. The Parties agree that Nasdaq shall provide the facilities management necessary to operate the Nasdaq Application, as outlined in the Specifications. Nasdaq shall provide the Nasdaq Data Center as the site used to build and house the production environment for the OptiMark Matching Module and other relevant components of the Nasdaq Application. Nasdaq shall make available at the Nasdaq Data Center capabilities, managed operations, help desk and network infrastructure required for the integration of the OptiMark Matching Module into the rest of the Nasdaq Application as listed in the Specifications. OptiMark shall make available at the Nasdaq Data Center capabilities for a help desk and software support. OptiMark shall visually inspect the sites prior to Delivery, and shall notify Nasdaq whether or not there are any noticeable deviations from the Specifications. OptiMark shall have the right to enter the Nasdaq Data Center and inspect and maintain the OptiMark portion of the Nasdaq Application housed therein at all reasonable times.

       9.2. EQUIPMENT. Each Party shall provide all requisite software, hardware and other equipment assigned to it in the Specifications or as agreed to by the Parties and shall be responsible for their maintenance thereafter. With respect to hardware requirements, the Parties have already agreed that: (a) OptiMark shall provide, at its own expense, the computer hardware and software that OptiMark believes are necessary to meet the OptiMark Matching Module Specifications, including Tandem Computers and DEC Alphas (or other hardware make or type); and (b) Nasdaq shall contract with a vendor and provide at its own expense the necessary circuits for any VPN End-Users.



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SECTION 10.  REGULATORY MATTERS

       10.1. REGULATORY APPROVALS. Promptly after the Effective Date, with the cooperation and assistance of OptiMark, Nasdaq shall cause to be prepared and cause a rule filing (the "Rule Filing") to be filed with the SEC (or other body with regulatory or oversight jurisdiction over any part of the Nasdaq Family) and use its Best Efforts to pursue approval of the Rule Filing by the SEC (or other body with regulatory or oversight jurisdiction over any part of the Nasdaq Family) ("Regulatory Approval"). OptiMark shall use its Best Efforts to support the approval of the Rule Filing. The Rule Filing shall state, among other things, that Members will be responsible, as a regulatory matter under the Exchange Act, for all Profiles, orders and resulting transactions for their own accounts or their customer's accounts and shall include, among other things, an exculpation of the OptiMark Family in form and substance satisfactory to the Parties in connection with any action taken by Nasdaq under Section 5.4 of this Agreement. The Nasdaq Family shall submit the Rule Filing by the relevant Critical Milestone Date, or such other date as the Parties shall agree. After the Operational Commencement Date, if an obligation of a Party under the Agreement requires SEC action or approval (or action or approval of other body with regulatory or oversight jurisdiction over any part of the Nasdaq Family), such Party is not obligated to perform that obligation until requisite regulatory approval has been obtained.

       10.2. COOPERATION. Nasdaq shall cooperate with OptiMark in connection with OptiMark's regulatory requirements that are reasonably related to the Nasdaq Application. If any portion of the OptiMark Family registers as a broker, dealer, or self-regulatory organization in the United States (or the equivalent of any of these overseas where there is a material adverse affect on The Nasdaq Application or the Nasdaq Family) that is not required or mandated by a governmental agency with regulatory oversight over any portion of the OptiMark Family and applied for prior to the Operational Commencement Date shall be grounds for Nasdaq, after ADR, to terminate this Agreement. If any portion of the OptiMark Family registers as a broker, dealer, or self-regulatory organization in the United States (or the equivalent of any of these overseas where there is a material adverse affect on The Nasdaq Application or the Nasdaq Family) that is required or mandated by a governmental agency with regulatory oversight over any portion of the OptiMark Family and applied for prior to the Operational Commencement Date shall be grounds for Nasdaq, after ADR, to terminate this Agreement, but neither Party is entitled to invoke Section 18.4. Any materially adverse change in regulatory status of any portion of the OptiMark Family (e.g., registration as a broker, dealer, or self-regulatory organization, or the equivalent of such status overseas) after the Operational Commencement Date shall be treated under Section 10.5.2.

       10.3. GOVERNMENT DEALINGS. The Parties shall cooperate with each other (including the OptiMark Family and the Nasdaq Family) regarding all governmental applications, reports, filings, audits, and formal and informal information inquiries



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(including Automation Review Policies) that are reasonably related to the Nasdaq
Application.

       10.4. REGULATORY REQUESTS. The Parties acknowledge and agree that implementation of the Nasdaq Application is subject to Regulatory Approval in advance and continued oversight by the SEC (or other body with regulatory or oversight jurisdiction over any part of the Nasdaq Family) which may include governmental audits, information requests, and other similar matters. Subject to
Section 10.5 below, the Parties agree to take whatever action may be reasonably necessary to comply with all SEC (or other body with regulatory or oversight jurisdiction over any part of the Nasdaq Family) regulations and requirements, including, but not limited to, modifying the operation of the Nasdaq Application.

       10.5.  COMMERCIAL PRACTICABILITY.

              10.5.1. Anything herein to the contrary notwithstanding, prior to the Operational Commencement Date, if any modification to the Final Specifications (other than the modification contemplated under Section 1.7 of this Agreement) is requested by the Nasdaq due to SEC action or inaction (or action or inaction of other body with regulatory or oversight jurisdiction over any part of the Nasdaq Family) that was not foreseeable by OptiMark on the Effective Date and if such request is not commercially practicable, OptiMark may refrain from making the requested modification. OptiMark shall notify Nasdaq in writing along with a reasonably detailed description of the problem, the anticipated impact of the problem, estimates of development and operation costs, and any other information that is deemed material in the reasonable and good faith judgment of Nasdaq. In the event the refraining from the obligation substantially affects the value of the entire Nasdaq Application or makes performance of the Agreement as a whole not commercially practicable, Nasdaq may terminate the Agreement, and seek recovery under Section 18.4, but limited to $2 million.

              10.5.2. After the Operational Commencement Date, if a Party believes that any of its obligations under the Agreement are no longer commercially practicable, whether due to SEC action or inaction (or action or inaction of other body with regulatory or oversight jurisdiction over any part of the Nasdaq Family), a modification or requested modification of the Nasdaq Application, or any other reason (among other reasons, based on the determination that it will not recover its allocated costs, plus a reasonable return on such costs, in a reasonable time frame), such impracticability will be raised as a Dispute under the ADR Provisions of the Agreement. A written notice shall be presented to the other Party and shall include a reasonably detailed description of the problem, the anticipated impact of the problem, (if applicable) estimates of development and operation costs, and any other information that is deemed material in the reasonable and good faith judgment of the other Party. The Party giving notice may request a reasonably detailed reply, including the other Party's anticipated impact of the problem, (if applicable) estimates of development and operation costs, and any other information that is deemed material in the reasonable and good faith judgment of the notifying Party. In the event the



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refraining by a Party from the obligation substantially affects the value of the entire Nasdaq Application or makes performance of the Agreement as a whole not commercially practicable, the other Party may terminate the Agreement, the Parties may refrain from such obligation, but neither Party may seek damages against the other Party.

       10.6. SECURITY. Nasdaq's security procedures are subject to regulatory oversight of the SEC (or other body with regulatory or oversight jurisdiction over any part of the Nasdaq Family). OptiMark shall develop and employ reasonable system and other security procedures and systems respecting the OptiMark portion of the Nasdaq Application for which it is responsible (including the OptiMark Matching Module). Nasdaq shall develop and employ system and other security procedures and systems respecting the Nasdaq portion of the Nasdaq Application for which it is responsible, consistent with the system and other security procedures that Nasdaq utilizes for other electronic trading systems made available through the same Complex or as stated in the Specifications. In addition, the Parties shall develop and employ reasonable system and other security procedures and systems respecting the Nasdaq Data Center where the OptiMark Matching Module will be housed, as provided in the Specifications.

SECTION 11.  OWNERSHIP AND LICENSES

       11.1. OWNERSHIP. The development and implementation of the Nasdaq Application shall not result in a joint venture or joint works of the Parties (or their respective Affiliates). All software, systems and capabilities required to operate the Nasdaq Application and all Intellectual Property rights therein, shall remain the sole and exclusive property of the Party developing them (or of their licensors and suppliers) regardless of any asserted contribution of knowledge or information by the other Party, and unless permitted by Sections 16.2 or 16.3, shall not be sold, revealed, disclosed or otherwise communicated directly or indirectly, by the other Party to any Person other than as set forth herein. It is expressly understood that no title to or ownership of the property owned or being developed by either Party is hereby transferred to the other Party. As to the Specifications, OptiMark shall own the portion of the Specifications that deals with the OptiMark portion of the Nasdaq Application or the OptiMark Technology and Nasdaq shall own the portion of the Specifications that deals with the Nasdaq portion of the Nasdaq Application or the Nasdaq Technology regardless of any asserted contribution of knowledge or information by the other Party, and unless permitted by Sections 16.2 or 16.3, shall not be sold, revealed, disclosed or otherwise communicated directly or indirectly, by the other Party to any Person other than as set forth herein.

       11.2. INTELLECTUAL PROPERTY. Nothing in the Agreement shall be deemed to grant a Party the right to use the other Party's names, trade marks, service marks, or other Intellectual Property rights without written consent unless specifically provided herein.

       11.3. LICENSES. Each Party agrees that it will grant, as to its portion of the Nasdaq Application, any Intellectual Property or other rights, on a non-exclusive basis, necessary for the Parties or other authorized Persons to perform their obligations under



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this Agreement. Anything herein to the contrary notwithstanding, neither Party shall be restricted (except for any use of Confidential Information subject to the Confidential Information Exchange Agreement) in using ideas, concepts, know-how, trade secrets and techniques that result from the development of the Nasdaq Application and are related to network management and electronic securities trading; provided, however, that such use does not infringe the valid patents or copyrights of the disclosing Party.

       11.4. ON-SITE VISITS. During the Specifications Phase, OptiMark shall authorize a reasonable number of on-site visits by the Nasdaq staff at a time and place agreed by the Parties to observe the operation and/or testing of the PCX Application.

       11.5. NASDAQ DUE DILIGENCE. OptiMark (unless it has already recently done so) shall provide Nasdaq all documents and schedules (including recent financial and income statements) provided or referenced at a recent significant closing with investors (satisfactory to Nasdaq).

       11.6 REMEDIAL ACTIONS. In the event that: (a) an Intellectual Property or other Claim is asserted by a third party against a Party's (including the OptiMark Family, the Nasdaq Family, and any other authorized Person) permitted use of the Nasdaq Application or (b) a Party discovers the facts that are likely to give rise to such Claim, the Party whose Intellectual Property or other right is affected will use its Best Efforts to either: (i) obtain a license from the third party for the Parties or authorized Persons to continue using the Nasdaq Application and/or (ii) modify the Nasdaq Application to avoid such infringement, and use its Best Efforts to complete such modifications. The Parties agree that in event that the foregoing in the clauses (i) and (ii) cannot be accomplished, then they will follow the provisions set forth in
Section 10.5.2, but must continue their indemnification obligations.

SECTION 12.  END-USERS AND DESIGNATED BROKERS

       12.1. END-USERS; DESIGNATED BROKERS. The Nasdaq Application shall be available, subject to the Standard Agreements, to (i) Member End-Users which are Nasdaq Workstation subscribers and, (ii) through Members to non-Member End-Users such as institutional investors and other non-Member broker-dealers. Member End-Users shall have access to the Nasdaq Application and shall accept regulatory responsibility for all Profiles, orders and transactions resulting from the Nasdaq Application in their own or customer accounts. Non-Member End-Users shall be required to designate in advance one or more Members as designated brokers ("Designated Brokers") who shall authorize their access to the Nasdaq Application and accept regulatory responsibility for the Profiles, orders and transactions of such non-Member submitted and resulting from the Nasdaq Application. Consistent with NASD Rules on this matter, Designated Brokers shall authorize OptiMark to handle on their behalf the Profiles, orders and transactions of their non-Member customers and to report to Nasdaq's systems the transactions and related information for clearing and settlement, on behalf of the Designated Brokers and in their name.



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       12.2.  CONTRACTS. (a) Prior to the Operational Commencement Date, there shall be at least one or more of the following standard agreements (the "Standard Agreements"): (i) a User Agreement (a "User Agreement") between OptiMark and each End-User; (ii) a Designated-Broker Consent Agreement (a "Designated Broker Consent Agreement") between OptiMark and each Designated Broker and (iii), if appropriate, a Supplemental Account Agreement (a "Supplemental Account Agreement" between each non-Member End-User and each of its Designated Broker(s). Any modification of a Standard Agreement shall be considered a Standard Agreement.

       (b) Nasdaq shall be provided with a reasonable prior opportunity to review each Standard Agreement. Each appropriate Standard Agreement shall include terms stipulating that (i) a Party (which as used throughout the remainder of this paragraph (b) is meant to include any of the entire NASD Family or the OptiMark Family) shall be responsible to an End-User for direct loss or damage resulting from an order which is executed on terms different to those specified in the Profile which the End-User submits if, and only to the extent that, the loss or damage is a result of such Party's gross negligence or willful misconduct and is evidenced by contemporaneous printouts provided by the End-User and confirmed by such Party's own computer printouts; and that (ii) a Party shall not be responsible for any such loss or damage incurred by an End-User that could have been avoided or mitigated if the End-User had promptly reported the error to the relevant control center and/or had traded out of the error.

       (c) If, after its review of a Standard Agreement, Nasdaq does not believe that the terms of such agreements adequately address reasonable commercial or regulatory requirements that are consistent with Nasdaq's duties as a part of an SRO, Nasdaq shall communicate such concerns promptly to OptiMark, and shall attempt to jointly develop terms that address such concerns. If the Parties cannot agree to new terms for the Standard Agreements, the Parties shall handle the matter through the ADR and Arbitration Provisions, and OptiMark shall indemnify and hold the NASD Family harmless against any claim or losses that occur during the pendency of the procedures and that were the subject of Nasdaq's concerns. Nasdaq shall complete its initial review of the version of Standard Agreement that exists on the Effective date and notify OptiMark of any concerns by the SEC Rule Filing Critical Milestone Date.

       12.3. PROCEEDINGS UNDER THE STANDARD AGREEMENTS. OptiMark agrees to cooperate (at OptiMark's expense) with Nasdaq in any SEC or other regulatory or government proceeding involving Nasdaq arising out of or related to the Standard Agreements and, as reasonably necessary, OptiMark shall alter any of the Standard Agreements (subject to Section 10.5) or revise enforcement thereof (after which, OptiMark may invoke Section 10.5) in the same manner as Nasdaq would be required to do in order to comply with any order or ruling issued in any such proceeding.

       12.4. TRADING LIMITS. The Parties shall develop and implement the capability for Designated Brokers to establish and update trading authority limits for each of their



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non-Member customers and to advise such customers that a specified percentage of that limit has been reached.

SECTION 13. JOINT TRAINING AND EDUCATION EFFORTS. The Parties shall commit to undertake joint training and educational efforts as follows:

       (a) Trader Forums. The Parties shall conduct at least ten trader forums around the United States to familiarize sell-side traders with the Nasdaq Application and to help make the new facility widely understood and accessible, using mutually agreed upon materials.

       (b) OptiMark Institutes. The Parties shall co-sponsor one or more OptiMark Institute presentations at such times as agreed to by the Parties.

       (c) Firm Support. The Parties shall commit a support team to provide individual firm support regarding use of the Nasdaq Application.

       (d) WEB Information. OptiMark shall provide a tutorial on the Nasdaq Application, subject to Nasdaq approval, which Nasdaq shall place on at least one of its relevant web site(s).

       (e) Customer Interaction. Nasdaq shall hold periodic meetings with OptiMark to discuss and to coordinate training for End-Users related to the Nasdaq Application.

       (f) Advance Notice of Third Party Contacts. Nasdaq agrees to give notice to OptiMark prior to the Nasdaq Family entering into any agreement with a market outside the United States that would permit that market or its members access to the Nasdaq Application. OptiMark agrees to give notice to Nasdaq prior to the OptiMark Family entering into any agreement with any Person to give access to or supply an OptiMark Family Complex that would permit that Person or its members access to the ability to trade Nasdaq Securities.



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SECTION 14.  FEES.

       14.1 OVERVIEW. Nasdaq shall file a fee schedule with the SEC for the Nasdaq Application and shall share such fees with OptiMark as agreed to by the Parties. As of the Effective Date, the Parties agree that the standard fee for execution of shares through the Nasdaq Application shall be $.01 per share, provided that such fee shall be discounted as set forth in subsections 14.2, 14.3(a) and 14.4, below. Revenue from the standard and discounted fees shall be apportioned between OptiMark and Nasdaq as described in subsections 14.2, 14.3, and 14.4. Notwithstanding the apportionment described in such subsections, Nasdaq agrees to the following temporary revenue sharing arrangement to assist OptiMark in recovering its costs associated with its First Stage purchase of Tandem Computers (or a substituted make or type) for the OptiMark Matching Module. For executed orders as a result of Profiles described in subsection 14.3(a) and (b) below, Nasdaq shall share with OptiMark: (a) none of the Nasdaq Service Fee for the first 10 million shares per day so executed; (b) 50% of the Nasdaq Service Fee for the next 5 million shares per day so executed; and (c) 75% of the Nasdaq Service Fee for the next 10 million shares per day so executed until such time that the total amount of extra revenue paid to OptiMark as a result of this special revenue sharing arrangement reaches the Rebate Cap, at which time the normal revenue sharing arrangement shall be followed.

       14.2 EXECUTIONS FROM THE BBO. There shall be no fee shared with OptiMark for executions of the first 30 million shares per day resulting from matches with the BBO or the Nasdaq Quote Montage.

       14.3.  PROFILES AND ORDERS FROM NASDAQ WORKSTATIONS AND OTHER NETWORKS

       (a) Discounted Fee Profiles - OptiMark Share of Revenue. Profiles that are transmitted by Members through the EWN or VPN from the Nasdaq Workstation and that are for 10,000 shares or less for Nasdaq's Largest Capitalized Stock, and for 5,000 shares or less for all other Nasdaq Securities, which Profiles result in trades that do not receive any Price Improvement in the OptiMark Matching Module, shall be charged by Nasdaq, on behalf of OptiMark, at a rate of $0.0025 per share traded.

       (b)    Other Profiles - OptiMark share of Revenue. Except as specified in
Section 14.3(a), all executions reported through the Nasdaq Application (including trades by End-Users that are not NASD members or that use networks other than those provided by Nasdaq to submit Profiles for participation in a
Call) shall be charged by Nasdaq, on behalf of OptiMark, at a rate of $0.009 per share traded.

       14.4. NASDAQ SERVICE FEE. Nasdaq shall have the right to charge as a fee $0.001 per share traded or such other amount as agreed to by the Parties (the "Nasdaq Service Fee") for all executions reported through the Nasdaq Application (including trades by End-Users that are not NASD members or that use networks other than those provided by Nasdaq to submit Profiles for participation in a
Call) as a means for Nasdaq to cover its



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operating and capital costs related to or arising from the Nasdaq Application.
The Nasdaq Service Fee shall be discounted for those trades referred to in
Section 14.3(a) at the same proportion as specified therein. In addition, if the Parties agree to allow Profiles in listed securities to flow through the Nasdaq Application or the Nasdaq Technology, Nasdaq may assess a reasonable amount of service charge for permitting such Profiles in listed securities to be delivered to other OptiMark applications. Where the Profile flows through an OptiMark provided network or terminal program but does not use any of the Nasdaq Technology to trade the listed securities, the above fee does not apply.

       14.5   COMPETITIVE FEES. The Parties shall review fees under Sections
14.3 and 14.4 prior to the Operational Commencement Date and, periodically thereafter determine whether such fees reflect competitive market conditions.

       14.6. BILLING FOR NASDAQ APPLICATION. Nasdaq shall bill End-Users a Nasdaq Application fee for all executions reported through the Nasdaq Application (including trades by End-Users that are not NASD members or that use networks other than those provided by Nasdaq to submit Profiles for participation in a Call). Nasdaq shall use the same efforts to produce and collect the Nasdaq Application fee that it uses to produce and collect the bills for other trading services that it makes available. Upon payment of the bill, Nasdaq shall within 30 Days remit the OptiMark fees to OptiMark. Partial payment of a bill by an End User shall be split pro rata between the Parties.

       14.7. MONITORING. The Parties agree that use of a discounted fee related to the Nasdaq Application for Members could provide an incentive for certain non-Member End-Users to direct Profiles to Members to obtain the discounted fee. Nasdaq shall monitor trading to identify Members that may be using the EWN or VPN strictly as a conduit to the OptiMark Matching Module to provide institutional customers a reduced fee. Nasdaq shall use its best efforts to cause to be filed rule filings that Nasdaq reasonably believes will help prevent this activity and diligently work to obtain requisite regulatory approval of such rule filings.

SECTION 15.  REPRESENTATIONS AND WARRANTIES.

       15.1.  [LEFT BLANK].

       15.2. EXCLUSION OF IMPLIED WARRANTIES. These warranties are exclusive and expressly in lieu of all other warranties, express or implied, including any warranty of merchantability or fitness for a particular purpose.

       15.3. REPRESENTATIONS AND WARRANTIES OF OPTIMARK. OptiMark hereby represents and warrants to Nasdaq as follows:

       (a) Corporate Status. It is (i) a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to transact the



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business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect.

       (b) Corporate Power and Authority. It has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

       (c) Authority. It has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of OptiMark, enforceable against OptiMark in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

       (d) No Violation. Except as otherwise provided in subsection (e), neither the execution, delivery and performance by OptiMark of this Agreement nor compliance by OptiMark with the terms and provisions hereof (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality,
(ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of OptiMark pursuant to the terms of any material indenture, mortgage, deed of trust, agreement or other material instrument to which OptiMark is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws of OptiMark.

       (e) Intellectual Property, etc. To the best of OptiMark's knowledge, it owns or has sufficient right to use all of its material licenses and other Intellectual Property and any other necessary rights, free from restrictions, that are necessary for the operation of the Nasdaq Application under this Agreement or could have a Material Adverse Effect.

       (f) Compliance with Statutes. It is in compliance with all applicable statutes, regulations, and orders of, and all applicable restrictions imposed by all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (other than Intellectual Property), except such noncompliance as is not reasonably likely to, in the aggregate, have a Material Adverse Effect.

       (g) Ownership. It owns and possesses all rights and interests necessary to enter into, and perform its obligations under, this Agreement and has the right to grant to



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Nasdaq the rights set forth herein in OptiMark's Intellectual Property to the
Nasdaq Application.

       15.4. REPRESENTATION AND WARRANTIES OF NASDAQ. Nasdaq hereby represents and warrants to OptiMark that:

       (a) Corporate Status. It is (i) a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization or formation and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect.

       (b) Corporate Power and Authority. It has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

       (c) Authority. It has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Nasdaq enforceable against Nasdaq in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

       (d) No Violation. Except as otherwise provided in subsection (e), neither the execution, delivery and performance by Nasdaq of this Agreement nor compliance by Nasdaq with the terms and provisions hereof (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Nasdaq pursuant to the terms of any material indenture, mortgage, deed of trust, agreement or other material instrument to which Nasdaq is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws of Nasdaq.

       (e) Intellectual Property, etc. To the best of Nasdaq's knowledge, it owns or has sufficient right to use all of its material Intellectual Property, licenses and other rights, free from restrictions, that are necessary for the operation of the Nasdaq Application under this Agreement or that affects the ability to effect and process a transaction resulting from a Call.



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       (f)    Compliance with Statutes. It is in compliance with all applicable statutes, regulations, and orders of, and all applicable restrictions imposed by all governmental bodies, domestic or foreign (other than Intellectual Property) that affects the ability to effect and process a transaction resulting from a Call

       (g) Ownership. It owns and possesses all rights and interests necessary to enter into, and perform its obligations under, this Agreement and has the right to grant to OptiMark the rights set forth herein.

SECTION 16.  CONFIDENTIAL INFORMATION.

       16.1. CONFIDENTIALITY OF TRADING INFORMATION. The Parties and their employees, agents, contractors and consultants shall at all times treat in strictest confidence all information and data of whatsoever nature received from the OptiMark Family, the Nasdaq Family, a broker or dealer, or End-Users in connection with any Profiles or trades (including orders, trades, positions, trade limits and other trading information) in the course of operating the Nasdaq Application. The Parties shall comply with the confidentiality obligations as set forth in the Standard Agreements. Nothing in this Agreement or a Standard Agreement is intended to prevent the Parties (including the Nasdaq Family) from disclosing or using such confidential information in its regulatory capacity, where required by law or regulation, or pursuant to a request of a regulatory body (such as NASD Regulation and other members of the Nasdaq Family, the SEC, or other body with regulatory or oversight jurisdiction over a Party or any part of the Nasdaq Family). OptiMark shall create and maintain an appropriate audit trail and other regulatory information related to the Nasdaq Application and shall provide the Nasdaq Family with access to such information on the same basis as if OptiMark were a Member.

       16.2. NON-CONFIDENTIAL INFORMATION. No Party shall be obligated hereunder to maintain in confidence information that (i) was published or otherwise available in the industry at the time of disclosure to that Person by the other Party; (ii) became generally available in the industry, prior to that Person's unauthorized use of disclosure, other than by breach of an agreement with the other Party; (iii) was acquired by that Person from a third party who did not acquire it under a confidential relationship directly or indirectly from the other Party hereto; or (iv) was in that Person's possession prior to the time it was disclosed to it by the other Party.

       16.3. CONFIDENTIAL EXCHANGE INFORMATION AGREEMENT. The Parties hereby agree that any proprietary and confidential information disclosed under this Agreement by or under authorization of the OptiMark Family, or a broker or dealer, to the Nasdaq Family or by or under authorization of the Nasdaq Family, or a broker or dealer, to the OptiMark Family (including information relating to any End-User) shall continue to be governed by the terms of that certain Confidential Information Exchange Agreement (the "Exchange Agreement") made as of November 12, 1997. The Parties hereby agree to amend the Exchange Agreement as appropriate to ensure that the confidentiality



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provisions therein shall apply to all disclosures of proprietary and confidential information made under this Agreement.

SECTION 17.  DEFAULT.

       An occurrence of any of the following specified events shall be a default (each an "Event of Default") hereunder:

       17.1. MATERIAL BREACH. Either Party shall breach any material provision of this Agreement. Any representation or warranty made by OptiMark or Nasdaq in this Agreement or in any deliverables hereunder shall prove to be untrue in any material respect on the date as of which made or deemed made or becomes untrue thereafter. In addition, an Event of Default hereunder also shall include (i) a Party's failure to complete the tasks identified in Schedule II within the specified time frame, resulting in the failure to meet a Critical Milestone Date by more than 30 Days and (ii) a Party's failure to correct any malfunction, defect or non-conformity in that Party's respective portion of the Nasdaq Application (including the OptiMark Matching Module), resulting in the Nasdaq Application's failure to materially function in accordance with the applicable Specifications on more than three (3) occasions in a one-year period.

       17.2. DUE DILIGENCE BY NASDAQ. The result of the due diligence by Nasdaq under the Warrant Agreement shall show a Material Adverse Effect or a material risk of inability of OptiMark to perform its obligations hereunder. Nasdaq shall notify OptiMark of a breach of this provision within 60 Days of receiving the applicable due diligence materials.

       17.3. BANKRUPTCY AND INSOLVENCY. OptiMark or Nasdaq shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against OptiMark or Nasdaq and the petition is not controverted within 10 Business Days, or is not dismissed within 60 Days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of OptiMark or Nasdaq, as the case may be; or OptiMark or Nasdaq commences any other proceeding under any reorganization arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to OptiMark or Nasdaq as the case may be, or there is commenced against OptiMark or Nasdaq any such proceeding which remains undismissed for a period of 60 Days; or OptiMark or Nasdaq is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or OptiMark or Nasdaq suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 Days; or OptiMark or Nasdaq makes a general assignment for the benefit of creditors; or any corporate action is taken by OptiMark or Nasdaq for the purpose of effecting any of the foregoing.



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       17.4.  CROSS DEFAULT. There shall occur a material breach of any provision of, or a default under, the Warrant Agreement, which breach or default is not properly cured or remedied in the time frame and manner set forth in the Warrant Agreement.

SECTION 18.  TERM AND TERMINATION.

       18.1. TERM. The term of this Agreement shall commence on the Effective Date and shall continue until Termination shall have occurred.

       18.2. EVENTS OF TERMINATION. Except as expressly provided otherwise herein, this Agreement shall terminate as follows (any such termination, an "Event of Termination"):

       (a) Default. Upon the occurrence of an Event of Default under Section 17.1-17.2, the non-defaulting Party may terminate this Agreement by providing 30 Days' prior written notice to the defaulting Party with the right to cure within such period. In the case of a default under Section 4.3 (related to Nasdaq QC Tests) or the remainder of Section 17, the written notice need not give a notice period with a right to cure. Any such notice shall specify the nature of the event or occurrence giving rise to such termination.

       (b) Mutual Agreement. This Agreement may be terminated at any time upon mutual agreement of the Parties in writing.

       (c) Force Majeure. An event of Force Majeure shall have occurred and the effect of such event shall be continuing for more than 10 Days and such event shall continue for a period of 10 additional Days after the giving of written notice thereof by either Party. If termination is sought by the Party affected by the Force Majeure, it must exercise its Best Efforts to avoid the effect of the Force Majeure for the entire 20 day period.

       (d) Failure to Obtain Regulatory Approval. Nasdaq shall have failed to receive Regulatory Approval by the Critical Milestone Date and such failure shall continue for a period of at least 30 Days or such longer period as agreed to by the Parties, after which period either Party may give written notice of termination of the Agreement to the other Party.

       (e) Persistent Low Trading Volumes. At any time after the Nasdaq Application has been operating for a period of three years, and the gross collected revenues under this Agreement shall be less than an average of $500,000 per month over the preceding 12-month period, after which period either Party may give 60 Days written notice of termination of the Agreement to the other Party.

       (f) Market Integrity Reasons. This Agreement may be terminated by Nasdaq if an event or circumstance occurs under which the OptiMark Matching Module or the Nasdaq Application as a whole threatens or Nasdaq reasonably believes it threatens the



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effective and orderly operation of the Nasdaq Stock Market, and such threat remains uncured for a period of at least 30 Days or such other period as the Parties shall agree to, after which period Nasdaq may give written notice of termination of the Agreement.

       (g) OptiMark Change of Control. This Agreement may be terminated by Nasdaq if a Change of Control shall have occurred in respect of OptiMark and shall continue for a minimum period of 30 Days after written notice from Nasdaq, after which period Nasdaq may give written notice of its intent to terminate the Agreement.

       (h) Nasdaq Change of Control. This Agreement may be terminated by OptiMark if a Change of Control shall have occurred in respect of Nasdaq and shall continue for a minimum period of 30 Days after written notice from OptiMark, after which period OptiMark may give written notice of termination of the Agreement.

       18.3. PROPERTY OF THE PARTIES. Upon termination: (i) each Party shall promptly return to the other Party all papers, materials and other properties of the other held for purposes of this Agreement; and (ii) each Party shall assist the other Party in the orderly termination of this Agreement so as to ensure, to the greatest extent possible, for the orderly, non-disrupted shutdown of the Nasdaq Application, subject to Section 19.

       18.4. PRE-OPERATIONAL DAMAGES. If an Event of Termination shall occur prior to the Operational Commencement Date as a result of an Event of Default under Section 17, the defaulting Party shall pay, as the exclusive remedy, the out-of-pocket expenses reasonably incurred by the non-defaulting Party in the course of discharging its obligations under this Agreement, up to $5 million.

SECTION 19. NASDAQ'S RIGHTS UPON CERTAIN EVENTS OF TERMINATION. If an Event of Termination shall occur after the Operational Commencement Date, in addition to any damages or injunctive relief as may be awarded, Nasdaq shall have a license to use the OptiMark portion of the Nasdaq Application and a license under OptiMark's Intellectual Property of sufficient scope over the OptiMark Technology (including the OptiMark Matching Module) to permit Nasdaq to operate, support, and maintain the Nasdaq Application as a facility of the Nasdaq Market until such time as Nasdaq is able in a commercially reasonable time frame to receive any requisite permission from the SEC (and all other necessary bodies with regulatory or oversight jurisdiction over any part of the Nasdaq Family) to cease operation of the Nasdaq Application, provided that Nasdaq pays a reasonable royalty to OptiMark. If the Parties cannot agree on a rate, the rate shall be set in accordance with the ADR and Arbitration Provisions of this Agreement. If the Event of Termination is not the result of an Event of Default by OptiMark, Nasdaq shall use its Best Efforts to file and work to obtain any requisite permission from the SEC (and other necessary bodies with regulatory or oversight jurisdiction over any part of the Nasdaq Family) to cease operation of the Nasdaq Application immediately thereafter; OptiMark shall use its Best Efforts to support the approval of the Rule Filing.



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SECTION 20.  INDEMNIFICATION

       20.1. MUTUAL INDEMNITY. Each Party (the "Indemnifying Party") shall indemnify the other Party and such other Party's respective Affiliates, directors, officers, employees, contractors, and agents (each an "Indemnified Party" and collectively the "Indemnified Parties") and hold them harmless from and against any and all claims, causes of action, liabilities, damages and related costs of investigation and enforcement (including reasonable attorney's fees) ("Losses") incurred or suffered by any Indemnified Party arising out of:
(a) any material breach of the confidentiality provisions of this Agreement; (b) any failure of any representation or warranty made by the Indemnifying Party pursuant to this Agreement to be true and correct in any material respect on the date made or deemed to be made or shall become untrue in any material respect at any time thereafter; (c) injury or damage to any Person or tangible property; or
(d) any act or omission of gross negligence or willful tortuous misconduct of the Indemnifying Party in performance of any of its duties hereunder. The Parties agree that with respect to any Losses arising out of the clause (b) of this subsection, the representations and warranties made under subsections 15.3(e) and 15.4(e) of this Agreement are made, and shall be deemed to be made, only as of the Effective Date. The Parties further agree that with respect to any Intellectual Property or other Claim by a third party based on the Indemnified Party's permitted use of the Nasdaq Application, the Indemnifying Party shall indemnify the Indemnified Party as set forth in the otherwise applicable provisions of this Section 20.

       20.2. INDEMNIFICATION PROCEDURE. (a) The Indemnified Party shall promptly notify the Indemnifying Party of the existence of any claim, demand, action, proceeding or other matter pursuant to this Agreement (the "Claim"), setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification. Such notification shall be given in accordance with Section 24.5 of this Agreement.

       (b) If any third party shall assert any claim against any Indemnified Party which may give rise to a Claim for indemnification against the Indemnifying Party under this Agreement, (a "Third Party Claim") then the Indemnified Party shall promptly notify the Indemnifying Party thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party of any Third Party Claim shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by such failure to give notice. In the event that any Indemnified Party shall give notice to any Indemnifying Party of a Third Party Claim, the Indemnifying Party may assume the defense thereof by giving notice to the Indemnified Party within thirty (30) Days of receipt from the Indemnified Party of such Third Party Claim in which case:

       (i) the Indemnifying Party will defend the Indemnified Party against such Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party;



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       (ii)   the Indemnified Party may retain separate co-counsel at its sole cost and expense to represent it in the defense of such Third Party Claim, except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel (a) to the extent the Indemnified Party concludes reasonably based upon advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party or (b) the named parties to any such Third Party Claim (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party;

       (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the written consent of the Indemnifying Party (not to be withheld unreasonably); and

       (iv) the Indemnifying Part will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim which does not include a provision whereby the plaintiff or claimant in such matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably).

       (c) If no Indemnifying Party notifies the Indemnified Party within 30 Days after the Indemnified Party has given notice of such Third Party Claim that such Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, such matter in any manner it reasonably may deem appropriate, without prejudice to any of its rights hereunder.

       (d) The Indemnified Party shall be entitled to reimbursement of reasonable expenses included in Losses with respect to any Third Party Claim noticed to the Indemnifying Party in accordance herewith (including, without limitation, the cost of defense, preparation and investigation relating to such Claim) as such expenses are incurred by the Indemnified Party.

       (e) Notwithstanding the foregoing, the Indemnifying Party shall not be liable for any Losses to the extent (i) caused by the Indemnified Party's gross negligence, willful tortious misconduct, or violation of laws or rules applicable to the Nasdaq Application or (ii) that the Indemnified Party is not required to pay any damages under a Third Party Claim due to the Indemnified Party's mitigation efforts or regulatory rules, or any contract between the Indemnified Party and the third party. Neither Party shall be entitled to recover its own consequential damages against the other Party, except for willful tortious misconduct, gross negligence, and injury to personal or tangible property.

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SECTION 21.  YEAR 2000/DECIMALIZATION COMPLIANCE.

       (a) Nasdaq shall comply with its Year 2000 compliance program, and it shall provide OptiMark with information concerning such program promptly upon request. After the Operational Commencement Date, the Parties shall work together to develop the capability for input, output, and processing of prices to an appropriate number of decimal places as required by the SEC (or other body with regulatory or oversight jurisdiction over any part of the Nasdaq Family).

       (b) OptiMark shall provide all computer hardware and software systems as required in connection with this Agreement or utilized by OptiMark to discharge its obligations hereunder (including the OptiMark Matching Module) that provide fault-free performance in the processing of dates and date related data (including, but not limited to calculating, comparing and sequencing), individually and in combination. Fault-free performance shall include the manipulation of such data with dates prior to and through January 1, 2001, and shall be transparent to Nasdaq and to End-Users ("Year 2000").

       (c) In the event that Year 2000 errors are encountered, such error shall be considered a critical error and OptiMark shall (i) respond within twenty-four (24) hours with either a fix or a work around that corrects the error; (ii) provide replacement software that corrects the error; or (iii) provide a statement that the error is not being caused by OptiMark's hardware and software systems.

SECTION 22.  DISPUTE RESOLUTION.

       22.1. ALTERNATIVE DISPUTE RESOLUTION. Any and all disputes, controversies, claims, or differences arising out of, relating to, or having any connection with this Agreement as well as any other question relating to its existence, validity, interpretation, performance, or termination, any functional methodology disputes, one Party getting behind on a milestone or likely to get behind on milestones, or testing, reliability or other operational concerns (collectively, "Disputes") shall first be attempted to be resolved by the Project Coordinators. If the Project Coordinators are unable to resolve any such Dispute, then either Party may include such subject matter on the agenda of the next Steering Committee meeting. If the Steering Committee fails to resolve such Dispute at such meeting, either Party may demand a consultation on the Dispute between senior officers of both Parties. If, within 10 Days thereafter, the Parties have not met or are still unable to resolve the matter, either Party may give an mediation notice to the other Party. Non-binding mediation be administered by the American Arbitration Association ("AAA"), and shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association, as such may be amended from time to time. The mediation shall be held in New York City or such a place as the Parties to the Parties to the mediation proceeding shall otherwise agree in writing. The procedures in this sub-section shall be referred to as "ADR".



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       22.2.  ARBITRATION. (a) Except where a section of this Agreement provides only for ADR, any and all Disputes (after having been dealt with in accordance with the provisions of Subsection 22.1) shall be exclusively resolved by binding arbitration, which shall be administered by the American Arbitration Association ("AAA"), and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"), as such Rules may be amended from time to time. The arbitration shall be held in New York City or such a place as the Parties to the arbitration proceeding shall otherwise agree in writing.

       (b) Within 10 Days of receipt of the arbitration notice, the Parties shall attempt in good faith to agree on a single neutral arbitrator, except where the Parties agree that three arbitrators are needed given the relatively large amount in controversy (generally expected to exceed $1,000,000.00) and the complexity of the Dispute, in which case each Party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 10 Days of their appointment. If the Parties do not agree on the number of arbitrator(s) or do not agree on a single neutral arbitrator within the specified time frame, the AAA shall use its normal procedures pursuant to the Rules for selection of one or more arbitrators. The Parties agree that under all circumstances, regardless of how many arbitrators are selected and who appoints them, the selection of arbitrator(s) must be completed within 20 Days of receipt of the arbitration notice.

       (c) The decision or award of the arbitrator(s) shall be final, binding and incontestable and may be used as a basis for judgment thereon in any jurisdiction. The Parties hereby expressly agree to waive the right to appeal (other than the grounds permitted under the Federal Arbitration Act) from the decision of the arbitrator(s). Accordingly, there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered.

       (d) The Parties shall cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable and in this connection to furnish such documents and make available such Persons as the arbitrator(s) may request.

       (e) The Parties have selected arbitration in order to expedite the resolution of Disputes and to reduce the costs and burdens associated with litigation. The Parties agree that the arbitrator(s) should take these concerns into account when determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures. The arbitrator(s) shall render a written decision or an award within 90 Days after the arbitration notice is provided, unless the Parties otherwise agree or the arbitrator(s) makes a finding that a Party has carried the burden of showing good cause for a longer period.



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       (f)    Without limiting any other remedies that may be available under applicable law, the arbitrator(s) shall have no authority to award punitive damages.

       (g) Notwithstanding anything herein to the contrary, a Party may seek a temporary restraining order or a preliminary injunction (including, without limitation, to the extent available under the applicable law, a temporary restraining order, preliminary injunction and/or pre- judgment attachment) from any court of competent jurisdiction, without regard to any notice periods required by the provisions of this Agreement (whether before, during or after arbitration) and as often as is necessary or appropriate, in order to prevent immediate and irreparable injury, loss, or damage to it or its Intellectual Property on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

       (h) All proceedings and decisions of the arbitrator(s) shall be maintained in confidence, to the extent legally permissible, and shall not be made public by any party or any arbitrator(s) without the prior written consent of all parties to the arbitration, except as may be required by law.

       (i) Each Party shall bear its own costs and attorneys' fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, but not attorneys' fees, to the prevailing party.

       (j) The commencement and pendency of an arbitration under this Section shall not relieve any of the Parties of their respective obligations under this Agreement. This sub-section shall not preclude a Party from suspending performance of its obligations under this Agreement if otherwise permissible if the matter has not been resolved within 30 Days after the date of the notice of mediation under Section 22.1.

       (k) The provisions set forth in this Subsection 22.2, shall be referred to as "Arbitration." The Parties agree that the ADR and Arbitration Provisions shall survive the termination and/or expiration of this Agreement.

SECTION 23. LITIGATION. A Party shall give prompt written notice to the other Party if it knows of any pending or threatened actions, suits or proceedings or of facts which would lead a reasonable person to believe that it would give rise to such threats, with respect to: (1) OptiMark, that have, or are reasonably likely to have: (i) a material and adverse affect on the Nasdaq Application,
(ii) a Material Adverse Effect or (iii) on the rights or remedies of Nasdaq or on the ability of OptiMark to perform its obligations hereunder; (2) Nasdaq, that have, or are reasonably likely to have: (i) a material and adverse affect on the ability to effect and process a transaction resulting from a Call, (ii) a Material Adverse Effect or (iii) on the rights or remedies of OptiMark or on the ability of Nasdaq to perform its obligations hereunder. The existence of any of the above may be treated as a Dispute by the other Party.



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

SECTION 24.  MISCELLANEOUS MATTERS

       24.1. INTEGRATION CLAUSE. This Agreement shall be the sole agreement between the Parties regarding its subject matter, and shall merge and supersede all prior oral and written communications and all contemporaneous oral communications between the Parties regarding the same except those specifically referenced herein.

       24.2. WAIVER/ESTOPPEL CLAUSE. No delay or failure of either Party in exercising any right hereunder and no partial or single exercise thereof, shall be deemed of itself to constitute a waiver of such right or any other rights hereunder.

       24.3. AMENDMENT, MODIFICATION AND WAIVER. This Agreement may be amended, modified or supplemented only by written agreement of the Parties. Except as noted otherwise in this Agreement, the Specifications attached hereto may be amended, modified or supplemented in writing by agreement of the Project Coordinators. Either Party hereto may waive compliance by the other Party with any term or provision hereof only by an instrument in writing. The waiver by either Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

       24.4. SEVERABILITY. Any provisions of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate any other provision of this Agreement in such jurisdiction or any other jurisdiction.

       24.5. NOTICES. Any notice required to be in writing or notice of any Dispute to be made hereunder shall be deemed to have been duly given upon actual receipt by the person, or upon constructive receipt if sent by certified mail, return receipt requested (at the earlier of the time the party signs the return receipt or at the time of first refusal), or any other delivery method that actually obtains a signed delivery receipt, when addressed to the person named below to the following addresses or to such other address as any party hereto shall hereafter specify by written notice to the other party or parties hereto:

              To Nasdaq:        The Nasdaq Stock Market, Inc.
                                Attention:  Alfred R. Berkeley, III
                                1735 K Street, N.W.
                                Washington, D.C.  20006
                                Tel:  (202) 728-8282
                                Fax:  (202) 728-8075

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

With a required copy to:            Eugene A. Lopez, Esq.
                                    The Nasdaq Stock Market, Inc.
                                    1735 K Street, N.W.
                                    Washington, D.C.  20006
                                    Tel: (202) 728-6998
                                    Fax: (202) 728-8106

                 To OptiMark:       OptiMark Technologies, Inc.
                                    Attention:  Bill Lupien
                                    530 Main Avenue
                                    Durango, CO  81301
                                    Tel:  (970) 247-8800
                                    Fax:  (970) 247-8844

With a required copy to:            John Katovich, Esq.
                                    4347 Harbord Dr.
                                    Oakland, CA  94618
                                    Tel: (510) 594-2408

       24.6. COMPLIANCE WITH LAWS. Each Party shall comply with the provision of, and shall not cause the Nasdaq Application or the other Party (including any of the Nasdaq Family or the OptiMark Family) to be in violation of, all applicable foreign, federal, state, county and local laws, ordinances, regulations, and codes including, but not limited to, each Party's obligations as an employer with regard to the health, safety and payment of its employees, and identification and procurement of required permits, certificates, approvals and inspections in each Party's performance of this Agreement.

       24.7. NO THIRD PARTY BENEFICIARIES. This Agreement shall inure to the sole benefit of and be binding upon the Parties and their respective successors and assigns. Nothing in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

       24.8. MUTUAL LIMITATION OF LIABILITIES. Neither Party shall be entitled to recover, and there shall be exclusion of, lost profits, lost opportunity, trading losses, and consequential damages against the other Party (including the NASD Family and the OptiMark Family) except for willful tortious misconduct, gross negligence, and injury to Person or tangible property.

       24.9. ASSIGNMENT. Absent the prior written consent of the other Party, neither Party shall assign or otherwise transfer to any Person any of its rights or obligations under this Agreement, except as expressly provided in this Section. Nasdaq may assign its rights and obligation under this Agreement to any of the Nasdaq Family without OptiMark's consent, in which case, Nasdaq shall remain jointly and severally liable to OptiMark. Similarly, OptiMark may assign its rights and obligation under this



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


Agreement to any of the OptiMark Family without Nasdaq's consent, in which case, OptiMark shall remain jointly and severally liable to Nasdaq. Any attempted assignment in violation of this Section, and any other assignment which may otherwise arise by operation of law, shall be void.

       24.10. GOVERNING LAW. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and be governed by the law of the state of New York (without reference to the choice of law provisions thereof). Subject to Section 22, any legal action or proceeding with respect to this Agreement or may be brought exclusively in the courts of or for the City of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Party or that venue is not proper, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party or that venue is not proper. Each Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by written notice. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other Party in any other jurisdiction.

       24.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument. A complete set of counterparts shall be lodged with each Party.

       24.12. SUCCESSORS. Except as otherwise provided herein, this Agreement, together with all schedules or modifications now and hereafter made a part hereof, shall be binding upon, and inure to the benefit of the Parties and their permitted successors and assigns.

       24.13. HEADINGS. The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 25. DEFINITIONS [Comment: we need to check the cross references later].



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       "Affiliates" of any specified Person shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person.

       "Agreement" shall have the meaning set forth in the first paragraph hereof.

       "Automation Review Policies" shall mean the policies currently in effect at the SEC regarding the SEC's review of self-regulatory organization's computer capacity, security, contingency planning, and system audit procedures.

       "Bankruptcy Code" shall have the meaning provided in Section 17.3.

       "Best Efforts" means a standard of performance that involves more than indifference to the other party's interests and requires more than a duty to attempt to act with diligence to fulfill an obligation, but does not require a party to disregard its own interests. Meeting a standard of best efforts may require a party to incur losses to a reasonable extent for the benefit of the other party and to exceed prevailing business practices, but does not require the party to imperil its own existence or to make total efforts to fulfill the obligation irrespective of all other considerations.

       "Business Day" shall mean for all purposes any day excluding Saturday, Sunday and any day on which the Nasdaq Stock Market is closed.

       "Call" shall mean the central processing effected by the OptiMark Matching Module in which Profiles are matched on a periodic basis according to the algorithm software, resulting in orders of specified sizes and prices that are capable of immediate execution.

       "Change of Control" in respect to OptiMark shall mean: (a) William A. Lupien shall cease to be the chairman of OptiMark prior to the third anniversary of the Operational Commencement Date, except where it is caused by death, incapacity or health impairment; (b) all or substantially all of OptiMark's assets shall be transferred to an ECN or another securities exchange or association or a statutorily disqualified person in connection with any merger or acquisition; or (c) a change of control that creates, or is likely to create, a material competitive disadvantage to Nasdaq. "Change of Control" in respect to Nasdaq shall mean: (a) Nasdaq shall cease to be an Affiliate of NASD; (b) all or substantially all of Nasdaq's assets shall be transferred to an ECN or another securities exchange or association or a statutorily disqualified person in connection with any merger or acquisition; or (c) a change of control that creates, or is likely to create, a material competitive disadvantage to OptiMark. Whether a Party experiences or is likely to experience a material competitive disadvantage will be raised as a Dispute under the ADR and Arbitration Provisions of this Agreement.

       "Claim" shall have the meaning provided in Section 20.2.



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       "Complex" means computer hardware, software, communications networks, systems, and communications interfaces.

       "Critical Milestone Dates" shall have the meaning provided in Section
2.2.

       "Day" means a calendar day.

       "Delivery" shall have the meaning provided in Section 4.2.

       "Designated Broker Consent Agreement shall have the meaning provided in
Section 12.2.

       "Designated Brokers" shall have the meaning provided in Section 12.1.

       "Development Phase" should have the meaning provided in Section 3.

       "ECN" shall mean an Electronic Communications Network that is linked to Nasdaq's facilities under SEC Rule 11Ac1-1(c)(5)(ii) (known as the "ECN Display Alternative" provision) of the Exchange Act.

       "End-User" shall mean a Person using a Nasdaq Workstation or other terminal linked to the OptiMark Matching Module (including persons linked by means of an OptiMark provided network) who submits Profiles.

       "Event of Default" shall have the meaning provided in Section 17.

       "Event of Termination" shall have the meaning provided in Section 18.2.

       "Exchange Act" shall have the meaning set forth in the first paragraph hereof.

       "Force Majeure" shall mean such events including but not limited to Acts of God, strikes, lockouts, riots, acts of war, epidemics, fire, communication line failure, power failures, earthquakes or other disasters, if such is found to be beyond the control of the Party; provided, however, that an event of Force Majeure shall not include an action or inaction of the SEC (or other governmental body having jurisdiction over any member of the Nasdaq Family).

       "Indemnified Party" shall have the meaning provided in Section 20.1.

       "Indemnifying Party" shall have the meaning provided in Section 20.1.

       "Installation and Acceptance Phase" shall have the meaning provided in
Section 4.1.

       "Installation Schedule" shall have the meaning provided in Section 4.1.



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       "Intellectual Property" shall mean domestic and foreign patents, patent applications, registered and unregistered trade marks and service marks, registered and unregistered copyrights, trade names, computer programs, data bases, trade secrets, proprietary information and include all rights in information created under laws governing patents, copyrights, mask works, trade secrets, trademarks, publicity rights, or any other law that permits a person, independently of contract, to control or preclude another person's use of the information on the basis of the rights holder's interest in the information.

       "Largest Capitalized Stock" shall mean Nasdaq's 1000 largest capitalized stocks within the prior calendar quarter.

       "Losses" shall have the meaning provided in Section 20.1.

       "Material Adverse Effect" shall mean a material adverse effect on the business, property, assets, liabilities, operations, condition (financial or otherwise) or prospects of a Party taken as a whole.

       "Member" shall mean a "member" of NASD within the meaning of Article I of the By-Laws of the NASD.

       "Milestone Dates" shall have the meaning provided in Section 2.2.

       "NASD" shall have the meaning set forth in the first paragraph hereof.

       "NASD Regulation" shall mean the subsidiary of the NASD with responsibilities for regulation of NASD members.

       "Nasdaq" shall have the meaning set forth in the first paragraph hereof.

       "Nasdaq Application" shall have the meaning provided in Section 1.1.

       "Nasdaq Data Center" shall mean Nasdaq's facility in Trumbull, Connecticut or its successor(s) or replacement(s).

       "Nasdaq Family" shall mean Nasdaq and its Affiliates, collectively.

       "Nasdaq Letter" shall mean that certain letter, dated December 17, 1997, from Richard G. Ketchum and Alfred R. Berkeley to William A. Lupien regarding the exclusivity obligations of Nasdaq and OptiMark to each other.

       "Nasdaq Stock Market" shall have the meaning provided in Section 1.1.



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       "Nasdaq Quote Montage" shall mean the quotes, including orders and other items which, pursuant to NASD Rules, are displayed with quotes in the Nasdaq Workstation. A "Quote" shall mean an individual item within the Nasdaq Quote Montage.

       "Nasdaq Securities" shall mean all securities listed on the Nasdaq Stock Market.

       "Nasdaq Service Fee" shall have the meaning provided in Section 14.4.

       "Nasdaq Workstation" shall have the meaning provided in Section 1.4.

       "Nasdaq Workstation Presentation Device" shall mean a Nasdaq Workstation Authorized Device (as that term is defined in the Nasdaq Workstation II Subscriber Agreement or its successor(s)) which is a personal computer intended for use by a single human End User.

       "Operational Phase" shall have the meaning provided in Section 5.1.

       "Operational Commencement Date" shall have the meaning provided in
Section 5.1.

       "OptiMark Family" shall mean OptiMark and its Affiliates, collectively.

       "OptiMark Institutes" shall mean the training sessions operated by OptiMark personnel for the purpose of explaining to End-Users and broker-dealers the operation of the OptiMark Matching Module as it works in the Nasdaq Application.

       "OptiMark Matching Module" shall have the meaning provided in Section
1.1.

       "Parties" shall have the meaning provided in the first paragraph hereof.

       "Person" shall mean a natural person, corporation, partnership, limited liability company, association or other governmental or non-governmental entity.

       "Phase" shall mean each of the Specification Phase, Development Phase, Installation and Acceptance Phase and Operational Phase.

       "Price Improvement" shall occur whenever a Profile submitted by an End-User results in an execution at a price that is superior by at least one standard Nasdaq price increment compared to the most aggressive price specified in the Profile for the size of that trade. If the Nasdaq Stock Market shall permit decimalization of prices in the future, the Parties shall agree on a revised definition of Price Improvement at that time.

       "Profiles" shall mean the expression of trading interest in the form of a satisfaction profile that shows an End User's degree of satisfaction (expressed as a number between zero and one) to trade at each coordinate of a grid showing price and



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

size. In the case of the Nasdaq Application, such Profiles may be directly entered by End Users through Terminal Programs or created by the OptiMark Matching Module to reflect the BBO.

       "Progress Report" shall have the meaning provided in Section 7.3.

       "Project Coordinator" shall have the meaning provided in Section 7.1.

       "Rebate Cap" shall mean the maximum amount of the Nasdaq Service Fee that Nasdaq shall agree to share with OptiMark under Section 14.1 of this Agreement to assist OptiMark in recovering its costs associated with its First Stage purchase of Tandem Computers (or a substituted make or type) for the OptiMark Matching Module. The Rebate Cap shall be equal to $1.1 million. If OptiMark orders the Tandem Computers listed in August 27, 1998 memorandum and attached quote no. 125994-69 within 30 days of the Effective Date, and the Tandem price has changed, the Parties will adjust the Rebate Cap upward or downward by up to $500,000.

       "Regulatory Approval" shall have the meaning provided in Section 10.1.

       "SEC" shall have the meaning provided in the first paragraph hereof.

       "Specifications" shall have the meaning provided in Section 2.1.

       "Specifications Phase" shall have the meaning provided in Section 2.1.

       "Standard Agreements" shall have the meaning provided in Section 12.2.

       "Steering Committee" shall have the meaning provided in Section 7.1.

       "Supplemental Account Agreement" shall have the meaning provided in
Section 12.2.

       "Tandem Computers" shall mean those computers identified in the Specifications.

       "Terminal Programs" shall mean the Internet browser-like application at a desktop used to enter Profiles.

       "Third Party Claim" shall have the meaning provided in Section 20.2(b).

       "Time Bombs" shall mean code, which is not described in the documentation or Specification, the purpose of which is to halt effective operation or use of the system by a Person other than the Party operating the system when triggered by certain events or to detect non-compliance with law, its license, or the terms of this Agreement.



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       "Trap Door" shall mean the computer software that includes a means by which an unauthorized user may circumvent the security protections of the system or gain access without authorization of the party operating the system.

       "User Agreement" shall have the meaning provided in Section 12.2.

       "Virus" shall mean a code imbedded in the system, the purpose of which to halt effective operation or use of the system when triggered by certain event or upon use by a Person other than the Party operating the system.

       "Warrant Agreement" shall have the meaning provided in the third WHEREAS clause hereof.

       "Warrants" shall have meaning provided in the Warrant Agreement.

       "Year 2000" shall have the meaning provided in Section 21(b).


                 IN WITNESS WHEREOF, the Parties agree to be bound by the foregoing.



--------------------------------------------------------------------------------------------------
------------------------------------         FOR PUBLICLY TRADED COMPANIES. Nasdaq and its
                                             affiliates (Corporations) have an internal policy of
By:  /s/   William A. Lupien                 monitoring or restricting trading by certain of its
------------------------------------         employees in publicly traded stocks where the
Name:                                        granting, renewal, or termination of the agreement
William A. Lupien                            is considered by the publicly traded company to be
                                             a "significant" event (one that could affect the
------------------------------------         price of your company's stock or require a public
Title:                                       announcement). WHILE THE CORPORATIONS OFFER
Chairman & CEO                               NO REPRESENTATION OR WARRANTY ABOUT THE ENFORCEMENT
------------------------------------         OF ITS POLICY OR THE SECURITIES ACTIVITIES OF ANYONE
AUTHORIZED OFFICER                           ASSOCIATED WITH THE CORPORATIONS, if your company
Date:  9-1-98                                believes its contracts with the Corporations may
                                             be "significant", please  initial here _________.
--------------------------------------------------------------------------------------------------
Executed this 1st day of September, 1998,
for and on behalf of:
The Nasdaq Stock Market, Inc. (Nasdaq)
By:  /s/   J. Patrick Campbell

------------------------------------
--------------------------------------------------------------------------------------------------



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

--------------------------------------------------------------------------------------------------
Name:
J. Patrick Campbell


------------------------------------
Title:
Chief Operating Officer


------------------------------------
--------------------------------------------------------------------------------------------------




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                                   SCHEDULE I
                                 SPECIFICATIONS


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


                                   SCHEDULE II

                            CRITICAL MILESTONE DATES



Critical Milestone Dates (including responsible Party)

       Mutual--Final Specifications--November 1, 1998

       Nasdaq--Filing of SEC Rules--November 9, 1998

       Neither Party--Approval by SEC (and other approval necessary from body with regulatory or oversight jurisdiction over any part of the Nasdaq Family) March 1, 1999

       OptiMark--Delivery of final version of OptiMark Matching Module to Nasdaq QC--March 1, 1999

       Nasdaq as to its portion of the Nasdaq Application and OptiMark as to its portion of the Nasdaq Application --Delivery by each Party of final version of its portion of Nasdaq Application to Nasdaq QC--April 1, 1999

       Nasdaq--Commencement of VPN Rollout -April 30, 1999

       Nasdaq--Completion of the Nasdaq QC Test--July 19, 1999

       OptiMark--Passing the Nasdaq QC Test--July 19, 1999

       Nasdaq--Operational Commencement Date--August 2, 1999


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